Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
October 11, 2004		Dorothy Brown Smith
Vice President, Corporate
Communication
(717) 396-5696

Investor Inquiries:
Karen Wallace
Assistant Treasurer
Investor Relations
(717) 396-6290

ARMSTRONG COMMENTS ON LAMINATE FLOORING SALES TO LOWE’S

LANCASTER, Pa. October 11, 2004 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) announced today that Lowe’s Companies, Inc. has informed Armstrong of its decision to reduce its purchases of laminate flooring from the Company. Armstrong expects this decision to become effective starting in the first quarter of 2005. The anticipated annual impact of this change is to reduce sales by approximately $60 million, resulting in a material adverse impact to operating income in 2005.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of flooring, ceilings and cabinets. In 2003, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong has 44 plants in 12 countries and approximately 15,300 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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